CSK Auto, Inc.
                             645 E. Missouri Avenue
                               Phoenix, AZ 85012





                                             October 22, 1996
Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.   20549

Attention:  A. Richard Tow, Assistant Director

               Re:   CSK Auto, Inc. (the "Company")
                     Amendment No.1 to Registration Statement
                     on Form S-1:  File No. 333-6893
                     ----------------------------------------

Dear Sir or Madam:

           This is to confirm that pursuant to Rule 477 of the Securities Act of 1933, as amended, we hereby request that the above-referenced Registration Statement be withdrawn. The registrant's predecessor has elected not to proceed with the offering but rather to pursue other alternatives.

           Thank you for your consideration.


                                                     Sincerely,


                                                     /s/ James G. Bazlen
                                                     James G. Bazlen, President